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EXHIBIT 99.1

                             NEW VISUAL CORPORATION
                                  [LOGO HERE]




                                                     THURSDAY, MARCH 14TH, 2002



Dear Valued Shareholder:

First, I'd like to thank you for your ongoing support and demonstrated belief in New Visual Corporation. I'm pleased to report that the progress we are making at NV Technology in the development of our high-speed, broadband delivery solution is on track and gaining momentum. In fact, it is our hope that we will be prepared to launch much-anticipated carrier trials as early as this summer.

In preparation of this milestone event, considerable attention is now being placed on refining our business development and marketing strategies to ensure that New Visual is properly positioned to maximize the market entrance of our technology into the telecommunications industry.

REUTERS recently reported that high-speed Internet usage in the United States accounted for more than half of all time spent online in January, outpacing dial-up Internet access for the first time. We believe this is a clear indication that the market demand for quick access to online voice, video and data is creating an environment rich with opportunity for New Visual and its proposed solutions.

In this regard, we are delighted to have recently announced the addition of Mr. Thomas Cooper to our Board of Directors and as a consultant to our management team. Tom is currently working closely with us to assess a variety of unique market opportunities for the technology and utilize his proven experience in exploiting them. Tom's ability to translate his vast knowledge of access networks and high-speed technologies into next generation revenue opportunities will provide the kind of insight and leadership New Visual needs to be successful.

As former Senior Vice President of Corporate Development at GlobespanVirata Corporation, Cooper played a visionary role in the development of Virata's business model and its rapid growth from a relative start-up company to becoming the world's leading DSL chipset provider. He joins his former colleague, Dr. David Greaves, a Virata co-founder and current advisor to New Visual, in our goal to duplicate the success they enjoyed at Virata.

We have also gained industry confidence with the recent addition of Dr. Walter Chen as an Advisory Director and a technology development consultant to the Company. Dr. Chen is widely viewed as a global authority on broadband communication systems with particular emphasis on high-speed copper digital transmission systems, as well as a recognized expert in DSL systems. Dr. Chen will be assisting Dr. Michael Propp, who leads our technology development team, to advance the completion of the field prototype that will be used in the initial carrier trails scheduled for late this summer. New Visual has assembled what is arguably one of the most accomplished and credible teams in the industry, composed of highly regarded professionals across many complementary business, technology and academic disciplines.


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Additionally, our legacy entertainment business is beginning to make some noise in the action sports and feature film industries and is well on its way to achieving its full potential. New Visual's wholly owned subsidiary, NV Entertainment, achieved a major milestone with the completion of the shooting of "STEP INTO LIQUID" (working title), a full-length feature surfing movie produced on budget in association with Dana and Bruce Brown and J.P Beeghly. Planned for domestic and international release this summer, STEP INTO LIQUID has been the subject of great anticipation by the global surfing community, estimated to exceed 17 million professional and amateur surfers. Considering the exceptional success that Dana and Bruce Brown realized from THE ENDLESS SUMMER AND THE ENDLESS SUMMER II - films they produced that collectively generated over $120 million in gross revenue to date, we are hopeful that STEP INTO LIQUID will follow suit and enjoy notable success.

In accordance with the terms of our joint venture agreement with Top Secret Productions, New Visual provided $2.25 million in production financing for the film. Upon release, we will be entitled to receive the first $2.25 million in revenues to recover this investment and then collect 50% of the net revenue thereafter.

Additionally, to assist us in communicating exciting and material developments at New Visual to the industry, to Wall Street and to our shareholders, we have engaged Elite Financial Communications Group, LLC. As a full service strategic resourcing, investor relations and financial communications company, Elite will begin a strategic campaign on our behalf later this month to increase exposure and awareness of our unique story.

These are just a few of the momentous strides we are making at New Visual. Over the course of the next several months, I look forward to providing you with ongoing details relative to the development of our technology, our corporate progression, alliances that will accelerate our business plan, our upcoming Annual Shareholders Meeting and other meaningful events you may have interest in.

Thank you again for believing in New Visual.

Sincerely,

/s/ Ray Willenberg, Jr.


Ray Willenberg, Jr.
Chairman and Chief Executive Officer

WITH THE EXCEPTION OF HISTORICAL INFORMATION CONTAINED IN THIS LETTER, THIS LETTER INCLUDES FORWARDLOOKING STATEMENTS MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS, INCLUDING BUT NOT LIMITED TO THE FOLLOWING: PRODUCT DEVELOPMENT DIFFICULTIES; AVAILABILITY OF FUTURE FINANCING; MARKET DEMAND AND ACCEPTANCE OF PRODUCTS; THE IMPACT OF CHANGING ECONOMIC CONDITIONS; BUSINESS CONDITIONS IN THE INTERNET AND TELECOMMUNICATIONS INDUSTRIES; RELIANCE ON THIRD PARTIES, INCLUDING POTENTIAL SUPPLIERS, LICENSORS AND LICENSEES; THE IMPACT OF COMPETITORS AND THEIR PRODUCTS; RISKS CONCERNING FUTURE TECHNOLOGY; RISKS RELATING TO THE FILM RELEASE OF "STEP INTO LIQUID," INCLUDING COMPLETION OF THE FILM AND MATTERS RELATING TO ITS DISTRIBUTION, AND OTHER FACTORS DETAILED IN THIS LETTER AND IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.